Press Release

BayCom Corp Announces Adoption

of Stock Repurchase Program

WALNUT CREEK, Calif.--(BUSINESS WIRE)-- BayCom Corp (NASDAQ: BCML) (“BayCom” or the “Company”), the parent company of United Business Bank, today announced that its Board of Directors (the “Board”) approved its sixth stock repurchase program for the repurchase of up to 645,000 shares of its common stock, or approximately 5% of its outstanding shares, over a one year period through open market purchases, privately-negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The new stock repurchase program will commence upon completion of the fifth stock repurchase program. To date, the Company has repurchased all of the 747,000 shares of Company common stock authorized for repurchase pursuant to the fifth stock repurchase program.

“We are pleased to announce our sixth stock repurchase program which reflects our commitment, along with our regular quarterly dividends, to return value to our shareholders while managing our capital in a manner which we believe will allow us to invest in internal and external opportunities to further drive long-term growth.” said George Guarini, President and Chief Executive Officer.

Repurchases are expected to commence immediately. The actual timing, number and value of shares repurchased under the stock repurchase program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plan adopted, price, general business and market conditions, and alternative investment opportunities. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This press release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws, including information regarding purchases by BayCom of its common stock pursuant to any Rule 10b5-1 trading plan. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words or phrases "may," "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," "potential," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, but the absence of these words does not mean that a statement is not forward-looking. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting either or both of prices and trading of exchange-traded securities, including securities listed on the Nasdaq Stock Market; and unexpected or otherwise unplanned or alternative requirements with respect to the capital investments of the Company. The Company does not undertake to update any forward looking statements or information, including those contained in this report.

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp